Exhibit 4.1

COMMON SHARES

Alterra Capital Holdings Limited

(Incorporated in the Islands of Bermuda

under The Companies Act, 1981)

PAR VALUE OF SHARES US$1.00

This Certifies that is the registered holder of Shares transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, The said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this th day of A.D.20

Director Director/Secretary

C GOES 722

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